EXHIBIT 99.1

Duos Technologies Group Appoints Ken Ehrman to Its Board

Company’s Board Strengthened with Experienced Public Company Executive

JACKSONVILLE, Fla., Jan. 31, 2019 (GLOBE NEWSWIRE) -- Duos Technologies Group, Inc. (“Duos” or the “Company”) (OTCQB: DUOT), has appointed Kenneth Ehrman to its Board of Directors as an Independent Director. Mr. Ehrman will also serve as head of the Compensation and Nominating Committees.

After an extensive search, Mr. Ehrman was selected for his long experience as both a NASDAQ company CEO and as an innovator in intelligent technologies. Mr. Ehrman served on the Board of Financial Services, Inc. from 2012 – 2016 before it was successfully sold to a large financial software company. Mr. Ehrman has also been awarded more than 20 patents including asset tracking, cargo and impact sensing and connected car technology.

Mr. Ehrman currently works as an industry expert focusing on real-world applications of IoT and advances in technologies for industry, serving as an independent consultant to leading Fortune-100 companies. He advises companies focused on technology solutions predominantly in the logistics and transportation industries and serves as a mentor to executives in technology startups by utilizing the experience he gained while taking a Silicon Valley startup from inception through initial public offering. He also consults with companies to facilitate acquisitions including one of the largest purchases of an IoT company by a Fortune 100 buyer in 2018.

“We are thrilled to welcome Ken to our board of directors and I look forward to working closely with this outstanding industry leader,” stated Gianni Arcaini the Company’s Chairman and CEO. “His expertise will particularly be a great addition to our growth plan which includes up-listing from OTCQB to a national exchange,” stated Arcaini.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (OTCQB: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., provides advanced intelligent security and analytical technology solutions with a strong portfolio of intellectual property. The Company’s core competencies include intelligent technologies that combine machine learning, artificial intelligence and advanced video analytics that are delivered through its proprietary integrated enterprise command and control centraco® platform. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, retail, petrochemical, government, and banking sectors. Duos Technologies also offers professional and consulting services for large data centers. For more information, visit www.duostech.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Duos Technologies Group, Inc.’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Contacts: Duos Technologies Corporate

Tracie Hutchins

Duos Technology Group, Inc. 904-652-1601

tlh@duostech.com

Investor Relations

Matt Glover or Tom Colton Liolios

949-574-3860

DUOT@liolios.com

Source: Duos Technologies Group, Inc.